Filed Pursuant to Rule 433
Registration No. 333-142898
Pricing Term Sheet
May 21, 2007

Issuer:	Bancolombia S.A.
Ratings [1]:	Baa3/BB (Moody's / Fitch)
Amount:	$400mm
Maturity:	May 25, 2017
Type:	SEC Registered
Structure:	Unsecured Subordinated Obligations (Tier 2 capital)
Optional Redemption:	None
Coupon:	6.875%
Public Offering Price:	98.661%
Yield to maturity:	7.064%
UST Benchmark:	4.50% UST due May 15, 2017
UST Benchmark Yield:	4.814%
Spread to UST:	225 bps
Underwriting Fee:	60 bps
Interest Payment Dates:	May 25 and November 25 of each year, beginning on November 25, 2007
Day/Count:	30/360
Settlement Date:	May 25, 2007 T+4 [2]
ISIN:	US05968LAA08
CUSIP:	05968L AA0
UOP:	To purchase a loan portfolio from Bancolombia S.A.'s subsidiary,
Bancolombia Panama S.A.
Minimum Denominations:	$2,000 X $1,000
Listing:	Issuer has applied to list the notes on the NYSE
Bookrunners:	UBS Securities LLC / J.P. Morgan Securities Inc.

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

[2]	Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, or “T+3,’’ unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on or prior to May 25, 2007 will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof should consult their own advisor.
A preliminary prospectus supplement of Bancolombia accompanies the free-writing prospectus and is available from the SEC’s website at http://www.sec.gov/Archives/edgar/data/1071371/000095012307007335/y34652e424b2.htm
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS Securities LLC toll-free at 1-888-722-9555 or by calling J.P. Morgan Securities Inc. collect at 1-212-834-4307.
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